Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

The Enlightened Gourmet, Inc.

We consent to the incorporation by reference in the Annual Report on Form 10-K for the year ended December 31, 2009, filed on April 14, 2010 as amended on May 11, 2010, and by reference to the Company’s Form S-8 (file number 333-153855), our report dated April 13, 2009 with respect to our audit of the consolidated financial statements of The Enlightened Gourmet, Inc. for the year ended December, 2009.

/s/ Mahoney Sabol & Company

Mahoney Sabol & Company

95 Glastonbury Blvd.

Glastonbury, CT 06033

May 11, 2010